Exhibit 10.1

AGREEMENT

This Agreement is made and entered into this 31' day of December, 2009 by and between the parties stated hereunder;

1.
Woori Private Equity Fund, a company incorporated under the laws of the Republic of Korea having its principal office at 20th FL, Youngpoong Bldg., Seorin-dong 33, Jongro-gu, Seoul, Korea (the "Woori PEF")

2.	Cintel Corp., a company incorporated under the laws of the State of Nevada having its principal office at 433 N. Camden Drive, Suite 400, Beverly Hills, CA 90210 USA (the "Cintel")

3.
Cintel, Co., Ltd., a company incorporated under the laws of the Republic of Korea having its principal office at Dohwa-dong 22, Mapo-gu, Seoul, Korea (the "Cintel Korea")

(Each a "Party", collectively "Parties")

Recitals

1.  Woori PEF entered into Convertible Bonds Subscription Agreement (the "Convertible Bond Agreement") with Cintel on March 15, 2007, and undertook the convertible bonds of 60 billion won (the "Convertible Bonds") issued by Cintel on April 12, 2007.

2.  Cintel established the right of pledge on 10,718,080,000 won of the ordinary deposit account under the name of Cintel in Woori Bank (the "Pledged Deposit") in order to ensure the repayment of the convertible bonds subscribed by Woori PEF. Thereupon, Cintel offered 501,000 common stock of Phoenix Digital Tech(the "PDT") owned by Cintel, 31.38% of Bonghwang Semiconductor Yuhan Gongsa(the "PSTS") and 220,000 common stocks of Bluecom Co., Ltd. ("Bluecom") and 2,644,426 common stock of BKLCD Co., Ltd.( "BKLCD") owned by Cintel Korea (the 501,000 common stock of PDT, 31.38% of PSTS, 220,000 common stocks of Bluecom and 2,644,426 common stocks of BKLCD, collectively the "Pledged Securities")

3.  Cintel acknowledges the fact that it is currently in default under the terms of the Convertible Bond Agreement due to the fact that its subsidiary, PDT of opening a joint management procedure by financial institutions. So, Parties shall cure the default, and agree the followings on the condition of the Woori PEF Investment Committee's approval, and shall perform this Agreement in good faith.

Article 1    (Payment of the Pledged Deposit)

Cintel hereby agrees to transfer to and authorize the payment of the Pledged Deposit to Woori PEF, or as Woori PEF may direct. Cintel shall execute such documents as Woori PEF may direct to provide full access and to facilitate the withdrawal of the principal and interest of Pledged Deposit by issuing such documents to facilitate Woori Bank's withdrawal of the principal and interest of Pledged Deposit including withdrawal slip stamped with the corporation's seal used for opening the deposit account of the principal and interest of Pledged Deposit right after signing of the Agreement.

Article 2    (Executing the Sale and Purchase of Pledged Securities)

(1) Cintel or Cintel Korea and Woori PEF agree to sell and buy the pledged securities as follows:

the sales share	Seller	Purchaser	The Purchase price
PDT common stock 501,000 share	Cintel	Woori PEF	9,350,664,000 won
PSTS owning 31.38%	Cintel	Woori PEF	11,905,481,725 won
Bluecom common stock 220,00 share	Cintel	Woori PEF	1,896,180,000 won
BKLCD common stock 2,644,426 share	Cintel Korea	Woori PEF	15,866,556,000 won

(2)The payment of Purchase Price under paragraph (1) shall be made by offset of the principal and interest of the Convertible Bonds in the amount that is equivalent to the Purchase Price. However, with regard to payment of the Purchase Price for the 2,644,426 common stocks of BKLCD owned by Cintel Korea, such payment shall be by way of an agreement to offset deemed to be constituted hereby among Cintel, Cintel Korea, and Woori PEF (the "Offset Agreement")

(3) Cintel and Woori PEF agree to exchange the signed copies of the (Annexl) Share Purchase Agreement right after the signing of this Agreement.

(4) The closing date of each Share Purchase Agreement under paragraph (3) in this Article shall be, whichever comes first, (i) the date when Woori PEF notifies Cintel of the offsetting of the principal and interest of the Convertible Bonds against the Purchase Price and Woori PEF becomes a shareholder of the Pledged Securities by transferring a title; or (ii) December 31, 2009, provided, however, that the closing date of the sale and purchase of the PDT common stock shall be the date after the share purchase agreement of UB precision common share of 6,210,000 is signed with the party which is designated by Cintel.

(5)Woori PEF may sell and purchase part of its pledged securities on the installment basis, may notify Purchaser as a third party of it under the Purchase Agreement. in this case, under the paragraph (3) in the Article, the Purchase Agreement exchanged shall be deemed to be modified upon the Woori PEF's notification.

(6)Each party shall be responsible for such parties payment of any tax and/or public utilities charge required by the sale and purchase of the Pledged Securities under applicable tax laws and regulations.

Article 3    (Cintel's Obligations)

(1) Cintel agrees to issue a Voting Rights Proxy Agreement (Annex 2) and Power of Attorney to Transfer a Title (Annex 3) simultaneously with the signing of this Agreement in order for Woori PEF to lawfully exercise is ownership right and shareholder right to the Pledged Securities.

(2) Cintel agrees to ask and provide to Woori PEF resignation letters of directors and auditors, whom Cintel elected to serve with PDT and Bluecom following the signing of this agreement, and the sale and purchase of stocks between PDT and Bluecom is completed.

(3) Cintel shall have the board of directors of PDT and Bluecom convene a special shareholders' meeting in order to elect directors and auditors designated by Woori PEF, immediately after the signing of the Agreement, provided, however, that such actions shall not be necessary after the directors of PDT and Bluecom designated by Cintel resign or the title of the stock of PDT and Bluecom is transferred to Woori PEF.

Article 4    (Repayment of the Principal and Interest of the Convertible Bonds)

(1)  The principal and interest of the Convertible Bonds to be claimed against Cintel by Woori PEF shall be the amount which adds 19% compound interest per year to 60 billion won of the Convertible Bonds in the principal amount from the date of issue of the Bonds until the signing of the Agreement and deducts paid interest (the "Principal and Interest").

(2) Subject to the condition that all obligations referred to in i), ii) and iii) below shall have been paid, Woori PEF agrees to waive its rights, in respect of the amount of any redemption obligations that remain after deducting, from the total principal and interest payable on the Convertible Bonds, the amounts paid in respect of i), ii) and iii) below (such remaining amounts, hereby agrees that upon consummation of the transactions contemplated by this Agreement, the outstanding principal and interest under the Convertible Bonds shall be reduced by the following: (the "Remaining Principal and Interest"):

i ) the principal and interest of the Pledged. Deposit under Article I

ii) the Total sum of Purchase Price under Article 2

iii) the amounts of all debt obligations that have become the actual and outstanding (as opposed to contingent ) debt obligations of PDT under. PbT'S.surety obligations,

(3) Notwithstanding the waiver of Remaining Principal and Interest provided  for in paragraph (2) of the Article, in the event that Cintel makes any payments to any third-party creditors in respect of unsecured convertible bond obligations, Cintel shall be obligated to pay Woori PEF such percentage of the Remaining Principal and Interest as corresponds to the average ratio of such third parties recovery of the bond claims in relation to the amounts that remain unpaid.

Article 5   (Right of First Refusal to Cintel )

(I) Woori PEF shall give the right of first refusal on the PSTS shares (hereinafter referred to as "PSTS common stocks) acquired pursuant to Article 2 to Cintel or the party designated by Cintel (hereinafter • referred to as "Cintel"), meanwhile, Cintel shall provide Woori PEF with 100,000 common stocks of BKLCD without compensation other than Pledged securities until December 31, 2009.

(2) The right of first refusal of this Article 5-(1) shall be based on the number of stocks (hereinafter referred to as "the number of stocks sold") which PEF notices to Cintel after deciding the sale of stock of PSTS to third party. Cintel may decide if it excises the right of first refusal on the whole number of stocks sold. When the right of first refusal is exercised, the sale price shall be the amount on which Woori PEF sales to a third party, provided, however, that in case Woori PEF and the third party fail to enter into the contract, the right of first refusal shall survive regardless of exercise of it.

(3) The right of first refusal specified on Article 5-0) shall be lapsed unless the title of 100,000 common stocks of BKLCD is transferred to PEF without compensation within the period set forth on this Article 5-0). In addition, the right shall be considered to be lapsed if Cintel fails to exercise (It means that the sale price is paid after the intention to purchase first is expressed) its rights within two (2) weeks (If over 2weeks are given to third party in relation of the payment of sale price, the period shall follow the one) after Woori PEF notice our intention to sale, including the sale price of the PSTS stocks to be transferred to third parties, provide, however, that in the event PSTS is listed on the stock market, the right of first refusal specified on this Article 5-0) shall be lapsed if Cintel fails to exercise the right of first refusal of this Article 5-(1) at the closing price of notice date until the following day noon after Woori PEF gives to Cintel the notification of stock sale.

(4) Although the right of first refusal of Cintel is lapsed pursuant to this Article 5-(3), the common stocks of BKCLD given to Woori PEF in compensation for the right of first refusal according to this Article 5-(1) shall not be returned to Cintel.

Article 6    (Amending Agreement related to the Convertible Bonds)

With regard to the Convertible Bonds, the Convertible Bonds Agreement made by and between Woori PEF and Cintel shall be deemed to be modified to reflect the Agreement.

Cintel and Woori PEF shall execute Korean versions of this Agreement and the agreements annexed hereto; provided, however, that in the event of any conflict in interpretation between the Korean version and the English version of this Agreement or the agreements annexed hereto, the Korean version shall be controlling.

Article 7   (Good Faith)

Woori PEF and Cintel shall cooperate in good faith in order for Parties to perform their obligations pursuant to the Agreement.

Article 8   (Confidentiality)

Parties agree that at all times it will hold in strict confidence with regard to the conclusion, contents, and fulfillment of the Agreement and not disclose to any third party Confidential Information of the other, except as approved in writing by the other party to this Agreement.

Each party agrees that it will not use the Confidential Information for any purpose that is not related to this Agreement.

Article 9    (Effectuation and Termination)

(1) The Agreement will come into force on the clay of Woori PEF' s investment committee's approval and its signature.
(2) The Agreement shall be terminated and become void if:

(1) the Parties mutually so agree in writing;
(2) a Party does not perform the obligation provided in the Agreement, and the other Party requested the nonfeasant Party to perform the obligation. However, obligation is not performed within two (2) weeks without due reason; provided, however, that any action/non-action taken in compliance with an administrative order of relevant regulatory authorities or in compliance with a decision of the association of PDT's creditor financial institutions, shall not be deemed to constitute a failure to perform under this Agreement.

(3) If the Agreement is terminated by Cintel's not fulfilling the obligation provided in the Agreement, Woori PEF may immediately accelerate the remaining principal and interests of the Convertible Bonds based on the nonfeasance.

Article 10    (Damages)

A Party that fails to perform its obligations provided in this Agreement shall compensate the damage accrued to the other Party. However, the occurrence or existence of the event or circumstances referred to in either or both of subparagraphs T. and of paragraph (2) in Article 9 shall in no way be deemed to constitute a failure on the part of Woori PEF's to perform any of its obligations hereunder.

Article 11    (Dispute Settlement)

Pursuant to the Agreement, any dispute or claim arising out of or relating to this Agreement will be amicably settled in principle; otherwise Seoul Central District Court shall have the exclusive original jurisdiction as a competent court for a trial in case any action is to be taken.

(Signatures on Following Page)

To prove that this Agreement took place, the Agreement should be prepared in triplicate; and each party shall sign and keep the respective copy.

Parties:
Woori PEF

/s/
Woori Private Equity Fund Managing Partner Woori Private Equity CEO

Cintel

/s/ Dave K. Han
Dave Han Cintel Corp CEO

Cintel Korea

/s/
Cintel Co., Ltd. CEO